EXHIBIT 99

28405 Van Dyke Avenue Warren, Michigan 48093 www.AssetAcceptance.com

Contact:
Noel Ryan III
Lambert, Edwards & Associates, Inc.
616-233-0500 / aacc@lambert-edwards.com
Asset Acceptance Capital Corp. Announces
Preliminary Fourth Quarter 2005 Results
Warren, Mich., Feb. 2, 2006 — Asset Acceptance Capital Corp. (Nasdaq — AACC), a leading purchaser and collector of charged-off consumer debt, today announced preliminary fourth quarter 2005 results and preliminary fiscal year 2005 results. Cash collections increased 11.9 percent to $76.5 million in the fourth quarter of 2005 compared to $68.3 million in the fourth quarter of 2004. For the year ended December 31, 2005, cash collections increased by 19.4 percent to $319.9 million compared to $267.9 million for the year ended December 31, 2004.
For the fourth quarter of 2005, the Company expects to report total revenues in the range of $53.0 to $54.0 million net of impairment charges as compared to revenues of $57.5 million in the same quarter of 2004. For the year, the Company said total revenues are expected to be in the range of $252.0 to $253.0 million compared to total revenues of $214.8 million in 2004. Net impairment charges for the quarter are expected to be in the range of $15.1 to $16.1 million, of which, approximately $10.3 to $11.3 million relate to purchases made during 2005. The majority of the 2005 purchase impairments are attributable to receivable purchases in one particular non-traditional asset class, wireless telecom, that have not performed to the Company’s expectations.
Net income for the fourth quarter is expected to be $5.7 to $6.3 million down from $12.6 million in the same quarter in 2004. Net income for the 2005 year is expected to be $50.9 million to $51.5 million. Fully diluted earnings per share for the fourth quarter is expected to be in the range of $0.15 to $0.17 compared to $0.34 on a fully diluted basis in the same quarter of 2004. The after-tax impact on earnings per share from impairments on 2005 receivable purchases recognized in the fourth quarter of 2005 is expected to be in the range of $0.17 to $0.19. For the fiscal year 2005, fully diluted earnings per share is expected to be in the range of $1.36 to $1.38.
During the quarter ended December 31, 2005, the Company invested $25.6 million in purchased receivables with an aggregate face value of $884.0 million for a blended purchase price of 2.89 percent, net of buybacks. Investments in purchased receivables for the full year 2005 increased by 17.1 percent over the prior year amount to $102.3 million with an aggregate face value of $4.2 billion for a blended purchase price of 2.45 percent, net of buybacks.
“We are very disappointed by our fourth quarter results which were marked by higher than anticipated asset impairments,” said Brad Bradley, President and CEO of Asset Acceptance Capital Corp. “During 2005, we significantly increased our purchasing activity in non-traditional asset classes including wireless telecom receivables. While we still expect these purchases to be profitable in the aggregate, they have not met Asset Acceptance’s collections and
Brooklyn Heights, OH • Chicago, IL • Pennsville, NJ • Phoenix, AZ
Riverview, FL • San Antonio, TX • Warren, MI • White Marsh, MD • Wixom, MI

Asset Acceptance Capital Corp. Announces Strong Quarterly Results
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investment return expectations to date, and, as a result, have contributed to higher than anticipated impairments. Utilizing the data collected and experience learned from these purchases, we have modified our purchasing and collection models accordingly and will be taking a more cautious approach to wireless purchases going forward. Although we continue to evaluate wireless telecom opportunities, we did not make any wireless purchases during the fourth quarter of 2005.”
The Company will make a presentation on February 2, 2006 at 4:15 p.m. Eastern Time to discuss preliminary fourth quarter 2005 results and fiscal year 2005 results. Individual investors and analysts are invited to listen via live web cast or via telephone. To access the live presentation, please go to the investor section of the Company’s web site at www.assetacceptance.com or dial (866) 713-8567 and provide the conference pass code 62373455.
The Company expects to report fourth quarter 2005 and fiscal year 2005 results on February 23, 2006.
Preliminary Fourth Quarter 2005 and Fiscal Year 2005 Presentation
Asset Acceptance Capital Corp. will make a presentation on February 2, 2006 at 4:15 p.m. Eastern to discuss these results. To listen to the live presentation, please go to the investor section of the Company’s web site at www.assetacceptance.com or dial (866) 713-8567 and provide the conference pass code 62373455. A replay of the presentation will be available via web cast until February 2, 2007.
About Asset Acceptance Capital Corp.
For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.assetacceptance.com.
Asset Acceptance Capital Corp. Safe Harbor Statement
This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the

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forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.